MANAGEMENT INFORMATION CIRCULAR

FOR AN ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF

ASPEN GROUP RESOURCES CORPORATION

(the "Corporation")

Solicitation of Proxies

This management information circular (the "Circular") is furnished in connection with the solicitation of proxies by the management of the Corporation for use at an annual and special meeting (the "Meeting") of shareholders ("Shareholders") of the Corporation to be held at the time and place and for the purposes set forth in an attached notice (the "Notice") of annual and special meeting of shareholders.

Although it is expected that the solicitation of proxies will be primarily by mail, proxies may also be solicited personally or by telephone, facsimile or personal interview by regular employees of the Corporation, or by other proxy solicitation services retained by the Corporation.  The costs thereof will be borne by the Corporation.  In accordance with National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer, arrangements have been made with brokerage houses and other intermediaries to forward solicitation materials to the beneficial owners of common shares of the Corporation held of record by such persons and the Corporation may reimburse such persons for reasonable fees and disbursements incurred by them in doing so.

Unless otherwise specified, information contained in this Circular is given as of July 16, 2003 (the "Record Date") and, unless otherwise specified, all amounts shown represent United States dollars.

Appointment, Revocation and Deposit of Proxies

The persons named in the enclosed instrument of proxy are officers and directors of the Corporation who have been selected by the directors of the Corporation and have indicated their willingness to represent as proxies the Shareholders who appoint them.

A SHAREHOLDER HAS THE RIGHT TO DESIGNATE OR APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR HIM AND ON HIS BEHALF AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THE ENCLOSED INSTRUMENT OF PROXY.  Such right may be exercised by registered shareholders by striking out the names of the two persons designated in the instrument of proxy and by inserting in the blank space provided for that purpose the name of the desired person or by completing another proper instrument of proxy and, in either case, delivering the completed and executed proxy to the Corporation c/o EQUITY TRANSFER SERVICES INC., Richmond Adelaide Centre, Suite 420, 120 Adelaide Street West, Toronto, Ontario M5H 4C3, at any time prior to 4:00 in the afternoon (Toronto time) on September 3, 2003.  Such right may be exercised by non-registered shareholders by striking out the persons named in the form of proxy and insert the non-registered holder’s name in the blank space provided.  Non-registered shareholders should carefully follow the instructions of their Intermediary including those regarding when and where the form of proxy is to be delivered and by what time on what date.

A registered Shareholder forwarding the enclosed form of proxy may indicate the manner in which the appointee is to vote with respect to any specific item by checking the appropriate space.  If the registered Shareholder giving the proxy wishes to confer a discretionary authority with respect to any item of business, then the space opposite the item is to be left blank.  The shares represented by the proxy submitted by a Shareholder will be voted in accordance with the directions, if any, given in the proxy.

A Shareholder who has given a proxy may revoke it at any time in so far as it has not been exercised.  A proxy may be revoked, as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by such proxy, by instrument in writing executed by the Shareholder or by his attorney authorized in writing or, if the Shareholder is a body corporate, by a duly authorized officer, attorney or representative thereof and deposited at the registered office of the Corporation at any time prior to 4:00 p.m. (Toronto time) on the last business day preceding the day of the Meeting, or any adjournment thereof, or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof, and upon either of such deposits the proxy is revoked.  A proxy may also be revoked in any other manner permitted by law.

Advice to Beneficial Shareholders

Shareholders who do not hold their shares in their own name ("Beneficial Shareholders") are advised that only proxies from Shareholders of record can be recognized and voted upon at the Meeting.  Beneficial Shareholders who complete and return an instrument or proxy must indicate thereon the person who holds their shares as a registered Shareholder.  Every intermediary (broker) has its own mailing procedure, and provides its own return instructions, which should be carefully followed.  The instrument of proxy supplied to Beneficial Shareholders is identical in content to that provided to the registered Shareholders.  However, its purpose is limited to instructing the registered Shareholder how to vote on behalf of the Beneficial Shareholder.

All references to Shareholders in this Circular and the accompanying instrument of proxy and Notice are to Shareholders of record unless specifically stated otherwise.

Manner of Voting and Exercise of Discretion by Proxies

The persons named in the enclosed instrument of proxy will vote or withhold from voting the common shares in respect of which they are appointed in accordance with the direction of the Shareholders appointing them.  In the absence of such direction, such common shares will be voted FOR each of the matters identified in the Notice and described in this Circular.

The enclosed instrument of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice and with respect to other matters which may properly come before the Meeting.  As of the date of this Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice.

Approval of Matters

Unless otherwise noted, approval of matters to be placed before the Meeting is by an "ordinary resolution" which is a resolution passed by a simple majority (50% plus 1) of the votes cast by Shareholders of the Corporation present and entitled to vote in person or by proxy.

Voting Securities and Principal Holders Thereof

The authorized capital of the Corporation consists of an unlimited number of common shares of which, as of the date of this Circular, an aggregate of 51,378,039 common shares of the Corporation are issued and outstanding.  Each common share entitles the holder thereof to one vote at all meetings of Shareholders.

All holders of common shares of the Corporation of record at the close of business on the Record Date will be entitled either to attend and vote at the Meeting in person the shares held by them or, provided a completed and executed proxy shall have been delivered to the Corporation as described above, to attend and vote thereat by proxy the shares held by them.  However, if a holder of common shares of the Corporation has transferred any shares after the Record Date and the transferee of such shares establishes ownership thereof and makes a written demand, not later than ten days before the Meeting, to be included in the list of Shareholders entitled to vote at the Meeting, the transferee will be entitled to vote such shares.

As of the date of this Circular, to the knowledge of the directors and senior officers of the Corporation, there are no persons or companies who, beneficially own, directly or indirectly, or exercise control or direction over more than ten percent (10%) of the issued and outstanding voting shares of the Corporation.

ORDINARY BUSINESS

A.

Election of Directors

The number of directors to be elected at the Meeting is four (4).  Unless otherwise specified, the persons named in the enclosed form of proxy will vote FOR the election of the nominees whose names are set forth below.  Management of the Corporation does not contemplate that any of the nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion.  Each director elected will hold office until the close of the first annual meeting of Shareholders following his election unless his office is earlier vacated in accordance with the by-laws of the Corporation.

The following table and the notes thereto set out the name and municipality of residence of each person proposed to be nominated for election as a director, his current position and office with the Corporation, his present principal occupation or employment, the date on which he was first elected or appointed a director of the Corporation, and the approximate number of common shares of the Corporation beneficially owned directly or indirectly or over which he exercises control or direction as at the date of this Circular:

Name, Current Position(s) with the Corporation and Municipality of Residence	Present Principal Occupation(s) if Different from Office Held	Director Since	Shares of the Corporation Beneficially Owned, Controlled or Directed (1)
Robert L. Calentine Chief Executive Officer and Director Santa Ynez, California	Businessman	May, 2002	481,283
Robert D. Cudney Director Toronto, Ontario	Businessman	May, 2002	3,319,938
James J. Unger Director St. Charles, Missouri	Businessman	May, 2002	0
Wayne T. Egan Director Toronto, Ontario	Partner, WeirFoulds LLP Barristers and Solicitors	June, 1996	30,000

Note:

The information as to shares beneficially owned, directly or indirectly, not being within the knowledge of the Corporation, has been furnished by the respective directors individually.

Description of Each Director's Activities

ROBERT L. CALENTINE (Santa Ynez, California)

Mr. Robert L. Calentine currently holds the position of interim Chief Executive Officer.  Mr. Calentine has been on the Board of Directors of Aspen since May 31, 2002, and was former CEO and founder of Custom Steel Inc., a leading supplier of custom fabricated steel products.

ROBERT D. CUDNEY (Toronto, Ontario)

Mr. Robert D. Cudney was elected as a director of Aspen on May 31, 2002.  Mr. Cudney is CEO, President and founder of Northfield Capital Corp. of Toronto, Ontario.  Mr. Cudney is a former Director of Aspen Endeavour Resources Inc., which was acquired by Aspen effective December 31, 2001 and has served on the boards of several public companies in the manufacturing, mining and technology industries

JAMES J. UNGER (St. Charles, Missouri)

Mr. James J. Unger was elected as a director of Aspen on May 31, 2002.  Mr. Unger is CEO of American Railcar Industries, Inc. of St. Charles Missouri, a leading railcar manufacturer, and Vice-Chairman of ACF Industries, LLC.

WAYNE T. EGAN (Toronto, Ontario)

Wayne T. Egan is a Partner of the law firm of WeirFoulds LLP and practices securities law and corporate finance.  He is currently the head of the firm's Securities Law Practice Group.  Mr. Egan received an LL.B. from Queen's University Law School in 1988 and a Bachelor of Commerce degree from the University of Toronto in 1985.  Mr. Egan sits on the board of directors of numerous public companies.  He is a Member of the Canadian Bar Association.  WeirFoulds LLP serves as the Corporation's corporate counsel.

B.

Appointment of Auditors

Shareholders of the Corporation will be asked at the Meeting to reappoint Lane Gorman Trubitt – Chartered Accountants of Dallas, Texas as the Corporation's auditors to hold office until the close of the next annual meeting of Shareholders of the Corporation, and to authorize the directors of the Corporation to fix the auditors' remuneration.  Unless otherwise specified, the persons named in the enclosed form of proxy will vote FOR the said reappointment of Lane Gorman Trubitt, Chartered Accountants as the auditors of the Corporation and FOR authorizing the directors to fix the remuneration of the auditors.

SPECIAL BUSINESS

A.

Disinterested Shareholder approval of an issuance of warrants and a grant of options by the Corporation in connection with a financing.

On February 10, 2003 the Corporation closed a private placement (the "Placement") brokered by Dundee Securities Corporation ("Dundee") of Toronto, Ontario of 12,000,000 units of the Corporation, each unit issued for Cdn.$0.14 a unit for gross proceeds of Cdn.$1,680,000 to the Corporation.  Each unit was comprised of one common share and one-half common share purchase warrant exercisable at Cdn.$0.18 for a period of 18-months.  Additionally, under the terms of the Corporation's engagement of Dundee as agent, Dundee received compensation options (the "Compensation Options") to purchase 1,200,000 units, being equal to 10% of the units placed by Dundee.

The Toronto Stock Exchange (the "TSX") offered conditional acceptance of the Placement subject to disinterested shareholder approval of a certain portion of the placement and a certain portion of the Compensation Options.

As the Corporation received subscriptions for 12,000,000 units, the aggregate number of common shares issuable, including the Compensation Options, would be 19,800,000 common shares.  This amounts to 2,085,005 shares in excess of the maximum approved by Shareholders at the last meeting of the Corporation.  Accordingly and in order to accommodate the arm's length purchasers that wished to purchase the additional 2,085,005 units to complete the Placement and deliver funds to the Corporation, Robert Cudney, a director of the Corporation, agreed that under his subscription for 2,000,000 units he would receive the 1,000,000 warrants issuable thereunder subject to the condition that they are not exercisable until Shareholder approval for the issuance of these warrants is obtained.  In addition, Dundee did also agree that 725,000 of the 1,200,000 units issued as the Compensation Options would not be exercisable until similar Shareholder approval is received.  These 725,000 units, if fully exercised by Dundee, including the underlying warrants, represent 1,087,500 common shares.  As a result, the securities represented by the 725,000 units to Dundee, when exercised, in addition to the 1,000,000 warrants issued Robert Cudney, equal an aggregate of 2,087,500 shares, which is in excess of the "shortfall" from the prior Shareholder approval.

Accordingly, Shareholders of the Corporation disinterested in the grant of warrants to Robert Cudney as well as the grant of units to Dundee will be asked at the Meeting to consider and, if thought advisable, to authorize and approve by means of an ordinary resolution of disinterested Shareholders to approve such issuances pursuant to the requirements of the TSX.

The complete text of the ordinary resolution disinterested Shareholders will be asked to approve, confirm and adopt is attached to this Circular as Exhibit 1.  Disinterested proxies received in favour will be voted for the approval of an ordinary resolution of Shareholders regarding the approval of the issuances, unless a Shareholder has specified in the proxy that such shares are to be voted against such resolution.  The approval of the issuances require approval by an ordinary majority of disinterested Shareholders which is defined as a resolution of the disinterested shareholders confirmed by at least one-half (1/2) of the votes cast at a meeting called for such purpose.  An affirmative vote of at least one-half (1/2) of the disinterested votes cast at the Meeting will accordingly be required to approve the resolution.

Statement of Executive Compensation

Summary Compensation Table

The following table contains information about the compensation paid to, or earned by, the Corporation's Chief Executive Officer and each of the other four (4) most highly compensated executive officers of the Corporation, if any, whose salaries for services in all capacities to the Corporation exceeded Cdn.$100,000 for each of the last three (3) financial years (the "Named Executive Officers").  Based on the foregoing, Ron Mercer and Jack Wheeler are the only individuals to have earned more than Cdn.$100,000 in total salary and bonus in the said financial period ended December 31, 2002, and, along with Robert Calentine, the Corporation’s CEO, are the Corporation’s only Named Executive Officers.  Specific aspects of the compensation of the Named Executive Officers are dealt with in further detail in subsequent tables.

Summary Compensation Table

Name and Position	Year	Annual Compensation			Long-term Compensation	All Other Compensation ($)
Awards
		Salary ($)	Bonus ($)	Other Annual Compen-sation ($)	Securities Under Options/SAR’s Granted (#)
Robert Calentine CEO	2002(1) 2001 2000	41,667 -- --	-- -- --	-- -- --	-- -- --	-- -- --
Ron Mercer (4) VP US Operations	2002 2001 (2) 2001 (3) 2000	162,375 72,167 128,667 48,000	100,000 -- 100,000 --	-- -- -- --	-- -- 107,143 214,286	-- -- -- --
Jack Wheeler Chairman & CEO	2002(1) 2001(2) 2001(3) 2000	208,631 108,831 188,002 112,500	100,000 -- -- --	-- -- -- --	-- 357,143 428,572 --	-- -- -- --

Notes:

(1)

Robert Calentine replaced Jack Wheeler as CEO of the Corporation effective upon Mr. Wheeler's resignation on October 23, 2002.  Mr. Wheeler currently has no affiliation with the Corporation.

(2)

The Corporation switched from a June 30 year end to a December 31 year end in 2001, resulting in a 6 month fiscal period from July 1, 2001 to December 31, 2001, therefore the numbers reflected here are for the six month period only from July 1, 2001 to December 31, 2001.

(3)

Numbers reflected are for the twelve month period from June 30, 2000 to June 30, 2001.

(4)

Ron Mercer resigned as President and COO of the Corporation in September of 2002.  Mr. Mercer was appointed VP US Operations in October of 2002.

Long-Term Incentive Plans Awards

Long-term incentive plans ("LTIPs") means any plan providing compensation intended to serve as an incentive for performance to occur over a period longer than one financial year, whether performance is measured by reference to financial performance of an issuer or an affiliate of an issuer, or the price of the issuer's shares, but does not include option or stock appreciation rights plans or plans for compensation through restricted shares or units.

The Corporation currently has no LTIPs in place.

Options and Stock Appreciation Rights

Stock appreciation rights ("SARs") means a right, granted by an issuer or any of its subsidiaries as compensation for services rendered or in connection with an office or employment, to receive a payment of cash or an issue or transfer of securities based wholly or in part on changes in the trading price of the issuer's shares.

The Corporation has two stock-based compensation plans. Under the Non-Employee Directors Stock Option Plan, options are granted to certain non-employee directors at prices greater than or equal to the market price of the Corporation’s stock on the date of grant.  The maximum term of the option is 10 years, and they vest according to the terms of the individual options granted.  All options must be granted prior to February 26, 2011, the date the Plan will terminate.  Options may be granted at any time prior to its termination.  Any option outstanding under the plan at the time of its termination, remain in effect until the option is exercised or expires. Under the 2001 Stock Compensation Plan, options and SARs are granted to certain officers, directors, employees and advisors at prices greater than or equal to the market price of the Corporation’s stock on the date of grant.  The maximum term of the option is 10 years, and they vest according to the terms of the individual options granted.  All options must be granted prior to February 26, 2011, the date the Plan will terminate.  Options may be granted at any time prior to its termination.  Any option outstanding under the plan at the time of its termination, remain in effect until the option is exercised or expires.  SARs may be issued with stock options or separately, at the discretion of the Compensation Committee.

Currently, there are no SARs of the Corporation outstanding.  At the Record Date, there were 512,855 options outstanding ranging in exercise price of $0.50 to $1.33.

Options/SARs Granted for the Period Ended December 31, 2002

The following tables provide detailed information regarding options granted under the Corporation’s Stock Option Plan and options exercised by the Named Executive Officers during the fiscal period ended December 31, 2002.  In addition, details on the remaining options held by the Named Executive Officers of the Corporation are provided.

Options Granted During the Most

Recently Completed Financial Year

Name	Securities Under Options Granted (#)	% of Total Options Granted to Employees in 2002	Exercise or Base Price ($/Share)	Market Value of Common Shares on the Day Prior to the Date of Grant ($/Share)	Expiration Date
Robert Calentine	Nil	Nil	N/A	N/A	N/A
Ron Mercer	Nil	Nil	N/A	N/A	N/A
Jack Wheeler (1)	Nil	Nil	N/A	N/A	N/A

Notes:

(1)

 Jack Wheeler currently has no affiliation with the Corporation.

Aggregated Options/SARs Exercised During the Most Recently

Completed Financial Year and Financial Year-End Option/SAR Values

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options at December 31, 2002		Value of Unexercised in-the-money Options as at December 31, 2002(1)
			Exercisable (#)	Unexer-cisable (#)	Exercisable ($)	Unexer-cisable ($)
Robert Calentine	Nil	Nil	Nil	--	--	--
Ron Mercer	Nil	Nil	321,429	--	Nil	--
Jack Wheeler (2)	Nil	Nil	785,714	--	Nil	--

Notes:

(1)

Based on the closing price of the common shares of the Corporation as quoted on the TSX on December 30, 2002, being the last of trading prior to December 31, 2002, of Cdn. $0.135.

(2)

Mr. Wheeler currently has no affiliation with the Corporation and currently has no options outstanding.

Compensation Committee

Role and Composition of the Compensation Committee

The Compensation Committee of the Board consists of Messrs. Cudney, Unger and Egan. The Compensation Committee exercises general responsibility regarding overall employee and executive compensation. The Compensation Committee sets the annual salary, bonus and other benefits of the President and the Chief Executive Officer and approves compensation for all other executive officers of the Corporation after considering the recommendations of the President and Chief Executive Officer.

Basis of Compensation for Executive Officers

The Corporation compensates its executive officers through a combination of base salary, bonuses and stock options. The base salary provides an immediate cash incentive for the executive officers. Bonuses encourage and reward exceptional performance over the financial year compared to predefined goals and objectives. Stock options ensure that the executive officers are motivated to achieve long term growth of the Corporation and continuing increases in shareholder value.  In terms of relative emphasis, the Corporation places more importance on stock options. Bonuses are related to performance and may form a greater or lesser part of the entire compensation package in any given year.  As such, the Corporation does not view bonuses as being a primary compensation mechanism. Each of these means of compensation is briefly reviewed in the following sections.

Base Salaries

Base salaries, including that of the President and Chief Executive Officer, are set by the Compensation Committee at the start of each fiscal year on the basis of the applicable executive officer’s responsibilities, experience and past performance. This is measured against the Compensation Committee’s assessment of the amounts paid by companies of a comparable size and character in the oil and gas exploration industry to persons performing similar duties.

The Corporation has entered into a consulting agreement with its Chief Executive Officer dated January 31, 2003 and effective October 24, 2002, providing for payment of an annual salary of US$250,000, payable in cash or shares of the Corporation, subject to any applicable regulatory approval.  The consulting agreement has a term until December 31, 2003, and has been approved by the regulators.  No amounts have been paid to the Chief Executive Officer of the Corporation under this consulting agreement, and such amounts are being accrued by the Corporation.

Bonuses

The Compensation Committee, based on the Corporation’s poor results over the last few periods, has determined that the Corporation will not be paying bonuses to its executive officers unless the Corporation’s performance improves substantially.  The Compensation Committee may award options at its discretion, but the options will be granted to executive officers at or above the market trading price of the Corporation’s shares, to provide incentive for the executive officers.

Stock Options

The Corporation provides long-term incentive compensation to its executive officers through its stock option plan. The Compensation Committee recommends the granting of stock options from time to time based on its assessment of the appropriateness of doing so in light of the long-term strategic objectives of the Corporation, its current stage of development, the need to retain or attract particular key personnel, the number of stock options already outstanding and overall market conditions. The Compensation Committee views the granting of stock options as a means of promoting the success of the Corporation and higher returns to its shareholders. As such, the Compensation Committee does not grant stock options in excessively dilutive numbers or at exercise prices not reflective of the Corporation’s underlying value.

Employee Benefit Plan

The Corporation has established a salary deferral plan under Section 401(k) of the United States Internal Revenue Code.  The plan allows eligible employees to defer a portion of their compensation.  Such deferrals accumulate on a tax-deferred basis until the employee withdraws the funds.  The salary deferral plan provides for contributions by the Corporation in such amounts as the Board of Directors may determine annually.  The Corporation contributed $40,500 for the year ended December 31, 2002 and $18,700 for period ended December 31, 2001 and $18,700 for the year ended June 30, 2001.

Acceptance by the Board

The Board did not modify or reject in any material way any action or recommendation made by the Compensation Committee in 2002.

“Submitted by the Compensation Committee

Robert Cudney

Jim Unger

Wayne Egan”

Other Compensation Matters

Other than as otherwise specifically set out above, there were no long-term incentive awards made to the Named Executive Officers of the Corporation during the financial period ended December 31, 2002.  There are no pension plan benefits in place for the directors or the Named Executive Officers.

Compensation of Directors

The Corporation has no standard arrangement pursuant to which directors are compensated for their services as directors, except for the granting from time to time of incentive stock options in accordance with its Stock Option Plan.  Currently, the directors of the Corporation do not receive any compensation for attending meetings of the Board of Directors or a committee of the Board of Directors, however, the directors are reimbursed for their expenses to attend each board and committee meeting.  Compensation for the Named Executive Officers has already been disclosed above.

Indebtedness of Directors, Executive Officers and Senior Officers

During the fiscal year ended December 31, 2002, no loans were made by the Corporation to any senior officer, director or proposed nominee for election as a director or any key employee of the Corporation, or any of their respective associates, for any reason whatsoever.

Related-Party Transactions

Legal expenses of approximately Cdn $183,000 were invoiced from a firm of which a director of the Corporation is a partner during the period January 1, 2002 to December 31, 2002. This amount is included in accounts payable in the Corporation's 2002 audited consolidated financial statements for the Corporation for the fiscal year ended December 31, 2002, a copy of which accompanies this Circular.

Interest of Insiders in Material Transactions

No insider of the Corporation, proposed nominee for election as director of the Corporation or associate or affiliate of any of the foregoing, has any material interest, direct or indirect, in any transaction completed during the Corporation's last fiscal year ended December 31, 2002 or in any proposed transaction, which, in either case, has materially affected or will materially affect the Corporation other than as disclosed in "Executive Compensation" above or in the audited financial statements of the Corporation for the year ended December 31, 2002 accompanying this Circular.

Annual Report and Audited Financial Statements

Accompanying these materials is the 2002 Annual Report of the Corporation, including a copy of the audited consolidated financial statements of the Corporation for the financial period ended December 31, 2002, together with the auditors' report thereon.  The directors will lay before the Meeting the said audited financial statements and auditors' report, receipt of which by the Meeting will not constitute approval or disapproval of any matters referred to therein.

Other Matters Which May Come Before the Meeting

Management knows of no additional matters to come before the Meeting other than as set forth in the Notice of Meeting.  However, if other matters which are not known to management should properly come before the meeting, the accompanying proxy will be voted on such matters in accordance with the best judgement of the persons voting the proxy.

DIRECTORS' APPROVAL

The contents and the sending of this Circular to the shareholders of the Corporation have been approved by the board of directors of the Corporation.  Unless otherwise specified, information contained in this Circular is given as of the 5th day of August, 2003.

DATED at Oklahoma City, Oklahoma as of this 5th day of August, 2003.

BY ORDER OF THE BOARD OF DIRECTORS OF

ASPEN GROUP RESOURCES CORPORATION

    signed “Robert Calentine”

ROBERT CALENTINE

Chief Executive Officer and Director

ORDINARY RESOLUTION OF DISINTERESTED SHAREHOLDERS

RE:  GRANT AND ISSUANCE OF OPTIONS AND WARRANTS

ASPEN GROUP RESOURCES CORPORATION

(the "Corporation")

WHEREAS:

A.

On February 10, 2003, the Corporation closed a private placement (the "Placement") brokered by Dundee Securities Corporation ("Dundee") of Toronto, Ontario of 12,000,000 units of the Corporation, each unit issued for Cdn.$0.14 a unit for gross proceeds of Cdn.$1,680,000 to the Corporation.

B.

Each unit was comprised of one common share and one-half common share purchase warrant exercisable at Cdn.$0.18 for a period of 18-months.

C.

Under the terms of the Corporation's engagement of Dundee as agent, Dundee received compensation options (the "Compensation Options") to purchase 1,200,000 units, being equal to 10% of the units placed by Dundee.

D.

The aggregate number of common shares issuable under the Placement, including the Compensation Options, would be 19,800,000 common shares, being 2,085,005 shares in excess of the maximum approved by Shareholders at the last meeting of the Corporation.

E.

Robert Cudney, a director of the Corporation, agreed that under his subscription for 2,000,000 units he would receive the 1,000,000 warrants issuable thereunder subject to the condition that they are not exercisable until Shareholder approval for the issuance of these warrants is obtained.

F.

Dundee agreed that 725,000 of the 1,200,000 units issued as the Compensation Options would not be exercisable until similar Shareholder approval is received.

G.

The securities represented by the 725,000 units to Dundee, when exercised, in addition to the 1,000,000 warrants issued Robert Cudney, when exercised, equal an aggregate of 2,087,500 shares, which is in excess of the "shortfall" from the prior Shareholder approval.

NOW THEREFORE BE IT RESOLVED THAT:

1.

The issuance and grant of Compensation Options and Warrants identified above, in accordance with The Toronto Stock Exchange conditional approval of the Placement, is hereby authorized, ratified and approved.

2.

Any one director or officer of the Corporation be and is hereby authorized and directed to sign, and execute under corporate seal or otherwise all such deeds, documents, instruments and assurances, and to do all such acts and things as in the director's opinion may be necessary or desirable to give effect to this resolution.